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                                                                   EXHIBIT 3.1.1


                         CERTIFICATE OF AMENDMENT TO THE
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                              ARRAY BIOPHARMA INC.
                            (PURSUANT TO SECTION 242)

         Array BioPharma Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify as follows for the purpose of amending its Certificate of Incorporation:

         FIRST: That the Board of Directors of the Corporation duly adopted resolutions containing the amendment to the Amended and Restated Certificate of Incorporation of the Corporation as set forth below, declaring such amendment to be advisable and called for the approval of the stockholders of the Corporation to such amendment.

         SECOND: That the holders of at least a majority of the outstanding shares of Preferred Stock and Common Stock voting as a single class, as well as at least 66.67% of Series A Preferred Stock voting as a single class, at least 66.67% of Series B Preferred Stock voting as a single class and at least 66.67% of Series C Preferred Stock voting as a single class, in each case acting by means of written consent in lieu of a meeting pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, adopted and approved this Certificate of Amendment to the Amended and Restated Certificate of Incorporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

         THIRD: That the certain definition of "Qualifying IPO" found in Section 4.2(b)(i) of the Amended and Restated Certificate of Incorporation of the Company shall be deleted in its entirety and the following shall be inserted in lieu thereof:

                  "Qualifying IPO" shall mean an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933 of shares of Common Stock, at a price per share of at least $7.00, and the aggregate gross proceeds of which equal or exceed $20,000,000 (before underwriting discounts and commissions).

         FOURTH: That except as amended hereby, the provisions of the Amended and Restated Certificate of Incorporation shall remain in full force and effect.

         IN WITNESS WHEREOF, this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been signed this 17th day of November, 2000.



                                                     ARRAY BIOPHARMA, INC.


                                                     By: /s/ ROBERT E. CONWAY
                                                         -----------------------
                                                         Robert E. Conway,
                                                         Chief Executive Officer